Exhibit 21
SUBSIDIARIES OF CIB MARINE

STATE/JURISDICTION OF
DIRECT SUBSIDIARIES	INDIRECT SUBSIDIARIES	INCORPORATION

CIB MARINE BANCSHARES, INC.		Wisconsin Corporation

Central Illinois Bank		Illinois Commercial Bank

CIB Construction, LLC (2)		Illinois Limited Liability Company

	Canron Corporation (1) (2)	Michigan Corporation

Everett Tech, Inc. f/k/a MICR, Inc.(2)		Illinois Corporation

CIB Bank (3)		Indiana Commercial Bank

First Ozaukee Capital Corp.		Wisconsin Corporation

	Marine Bank	Wisconsin Commercial Bank

	Marine Investment Corporation	Nevada Subsidiary

Marine Bank (4)		Federal Savings Bank

CIB Marine Information Services, Inc.		Illinois Corporation

Mortgage Services, Inc. (2)		Illinois Corporation

CIB Marine Capital Trust I		Delaware Business Trust

CIB Statutory Trust III		Connecticut Statutory Trust

CIB Statutory Trust IV		Connecticut Statutory Trust

CIB Statutory Trust V		Delaware Business Trust

Citrus Financial Services, Inc.		Florida Corporation

	Citrus Bank, NA	National Banking Association

CIB Marine Capital, LLC(5)		Wisconsin Limited Liability Company

(1)	CIB Construction owns 84% of the outstanding stock of Canron.

(2)	See Note 7 – Companies held for disposal and discontinued operations regarding the wind down of these subsidiaries.

(3)	Merged into Marine Bank, Wisconsin on August 1, 2006.

(4)	Merged into Marine Bank, Wisconsin on March 1, 2006

(5)	During 2003, CIB Marine ceased to offer new loans through CIB Marine Capital and began winding down its affairs, including the sale and collection of outstanding loans.

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